As filed with the Securities and Exchange Commission on March 17, 2026

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GENIUS SPORTS LIMITED

(Exact name of registrant as specified in its charter)

Island of Guernsey	98-1583958
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Genius Sports Group

1st Floor, 27 Soho Square,

London, W1D 3QR

(Address of Principal Executive Offices)

Genius Sports Limited 2022 Omnibus Incentive Plan

(Full title of the plan)

Donald J. Puglisi

Puglisi & Associates

850 Library Avenue #204

Newark, Delaware 19711

(Name and address of agent for service)

(302) 738-6680

(Telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Ross M. Leff, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

On April 5, 2022 (the “Effective Date”), the Registrant’s board of directors approved the 2022 Omnibus Incentive Plan (as amended, the “Plan”), which provides for the Share Reserve (as defined therein) equal to 8,225,123 as of the Effective Date, subject to certain adjustments therein. 4,551,606 and 3,673,517 of such shares were covered by the registration statements on Form S-8 filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on April 12, 2022 and August 16, 2022, respectively. The registration statement on Form S-8 filed by the Registrant with the SEC on December 30, 2022 covered an additional 8,233,488 Evergreen Reserve Shares (as defined in the Plan) added to the Share Reserve as of January 3, 2023 pursuant to the Plan. The registration statement on Form S-8 filed on March 15, 2024 covered an additional 8,491,444 Evergreen Reserve Shares added to the Share Reserve as of January 2, 2024 pursuant to the Plan. The registration statement on Form S-8 filed on March 14, 2025 covered an additional 21,000,000 shares, including 10,704,873 Evergreen Reserve Shares, added to the Share Reserve as of January 1, 2025 pursuant to the Plan. This Registration Statement on Form S-8 (the “Registration Statement”) covers an additional 14,315,314 shares, including 12,315,314 Evergreen Reserve Shares, added to the Share Reserve as of January 2, 2026 pursuant to the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the SEC, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Genius Sports Limited (the “Registrant”) hereby incorporates by reference into this registration statement (the “Registration Statement”) the following documents previously filed with the SEC.

(1) the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2025, filed with the SEC on March 17, 2026; and

(2) the description of the securities contained in the Registrant’s registration statement on Form 8-A filed on April 19, 2021 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description.

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including subsequent Annual Reports on Form 20-F, and, to the extent, if any, the Registrant identifies therein, reports on Form 6-K subsequently furnished by the Registrant to the SEC, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our governing documents provide that we will indemnify our directors and officers to the fullest extent permitted by Guernsey law.

We also entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Guernsey law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Genius Sports Limited Memorandum of Incorporation (incorporated by reference to Exhibit 1.1 of the Company’s Annual Report on 20-F (File No. 001-40352) filed with the SEC on March 17, 2026).

5.1*	Opinion of Carey Olsen (Guernsey) LLP.

10.1	Genius Sports Limited 2022 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.9 of the Company’s Annual Report on 20-F (File No. 001-40352) filed with the SEC on March 17, 2026).

10.2	Amendment to Genius Sports Limited 2022 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.17 of the Company’s Annual Report on 20-F (File No. 001-40352) filed with the SEC on March 17, 2026).

23.1*	Consent of WithumSmith+Brown, PC, independent registered public accounting firm for Genius Sports Limited.

23.2*	Consent of Carey Olsen (Guernsey) LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (see the signature page to this Registration Statement on Form S-8).

107*	Calculation of Filing Fee Tables

*	Filed herewith.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on March 17, 2026.

Genius Sports Limited

By:	/s/ Mark Locke
Name: Mark Locke
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mark Locke as his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments, including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

[Signature Page to Form S-8]

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Mark Locke Mark Locke	Chief Executive Officer and Director (Principal Executive Officer)	March 17, 2026

/s/ Bryan Castellani Bryan Castellani	Chief Financial Officer (Principal Financial and Accounting Officer)	March 17, 2026

/s/ Kenneth J. Kay Kenneth J. Kay	Chairman	March 17, 2026

/s/ Robert Joseph Bach Robert Joseph Bach	Director	March 17, 2026

/s/ Kimberly Ann Bradley Kimberly Ann Bradley	Director	March 17, 2026

/s/ Daniel Burns Daniel Burns	Director	March 17, 2026

/s/ Claire Linda Nooriala Claire Linda Nooriala	Director	March 17, 2026

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States	March 17, 2026

[Signature Page to Form S-8]